Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 28, 2010
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES STRONG FIRST QUARTER RESULTS;
INCREASES GUIDANCE FOR FISCAL YEAR 2011
•	First quarter reported EPS $0.42, adjusted EPS $0.47

•	Organic sales growth of 34 percent

•	Record first quarter adjusted operating margin of 11.7 percent

•	Increases sales and earnings guidance midpoints 5 percent and 18 percent, respectively

•	Announces new multi-year share repurchase program
LATROBE, Pa., (October 28, 2010) — Kennametal Inc. (NYSE: KMT) today reported fiscal 2011 first quarter earnings per diluted share (EPS) of $0.42 compared with prior year quarter reported loss per diluted share of ($0.12). Absent restructuring and divestiture related charges, adjusted EPS for the current quarter were $0.47, compared with the prior year quarter adjusted loss per share of ($0.04).
Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said “Kennametal has weathered the challenging environment of the global economic downturn and emerged a stronger company. We are now better positioned to generate sales growth and realize margin expansion. As shown by our performance in the September quarter, Kennametal is continuing to deliver both top line growth and strong operating leverage. We are executing our strategies well, managing factors that are within our control and continuing to improve our operating efficiencies. In addition, our new enterprise structure offers additional growth opportunities and we are optimistic about continuing on our path to become a breakaway company.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.
Fiscal 2011 First Quarter Key Developments
•	Sales were $529 million, compared with $409 million in the same quarter last year. Sales increased as a result of organic growth of 34 percent, partially offset by a 3 percent unfavorable impact from foreign currency effects and an unfavorable impact from fewer business days.

•	The company realized pre-tax benefits from restructuring programs of approximately $39 million. Pre-tax restructuring and related charges of $4 million, or $0.05 per diluted share, were recorded in the quarter.

•	Operating income was $58 million compared with an operating loss of $10 million in the same quarter last year. Absent restructuring and related charges in both periods, operating income was $62 million, compared with an operating loss of $1 million in the prior year quarter. Adjusted operating margin reached a first quarter record of 11.7 percent. The increased margin was driven by higher sales, favorable capacity utilization and mix, and incremental restructuring benefits of $9 million. These benefits were partially offset by the restoration of temporary cost reductions, higher incentive compensation, and higher professional fees related to strategic projects. The prior year quarter also had a one-time benefit from certain labor negotiations in Europe.

•	Reported EPS were $0.42 compared with prior year quarter reported loss per diluted share of ($0.12). Adjusted EPS were $0.47 compared with prior year quarter adjusted loss per diluted share of ($0.04). A reconciliation follows:
Earnings (Loss) Per Diluted Share Reconciliation

First Quarter FY 2011
Reported EPS	$0.42
Restructuring and related charges	0.05

Adjusted EPS	$0.47

First Quarter FY 2010
Reported loss per diluted share	($0.12)
Restructuring and related charges	0.06
Divestiture related charges	0.02

Adjusted loss per diluted share	($0.04)

•	Cash flow from operating activities was $26 million, compared with $17 million in the prior year. Net capital expenditures were $10 million for the quarter. The company generated free operating cash flow of $16 million compared with $9 million in the same quarter last year.
Segment Developments for the Fiscal 2011 First Quarter
As previously announced, in order to take additional advantage of growth opportunities as well as to provide a better platform for continually improving the efficiency and effectiveness of operations, Kennametal implemented a new operating structure at the start of its new fiscal year on July 1, 2010.

A key attribute of the new structure is the establishment of two new operating segments by market sector which replace the previous two operating segments that were based on a product focus. The two new reportable operating segments are named Industrial and Infrastructure. The Industrial business is focused on customers within the transportation, aerospace, defense and general engineering market sectors. The Infrastructure business is focused on customers within the energy and earthworks industries.
Under the new structure, more corporate expenses are charged to the new segments than were charged to the previous segments. The remaining corporate expenses that were determined as non-chargeable will continue to be reported as Corporate.
•	Industrial segment sales of $331 million increased by 33 percent from $248 million in the prior year quarter, driven by organic growth of 39 percent, partially offset by unfavorable foreign currency effects of 4 percent and an unfavorable impact due to fewer business days. On an organic basis, sales increased in all served market sectors lead by growth in general engineering and transportation with an increase of 46 percent and 39 percent, respectively. On a regional basis, sales increased by approximately 40 percent in Asia, 30 percent in the Americas and 22 percent in Europe.

•	Industrial segment operating income was $36 million compared with an operating loss of $18 million for the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Industrial operating income was $39 million compared with an operating loss of $11 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volumes, improved capacity utilization and incremental restructuring benefits. Industrial adjusted operating margin increased substantially from the prior year quarter to 11.8 percent from a negative 4.6 percent.

•	Infrastructure segment sales of $199 million increased 23 percent from $161 million in the prior year quarter, driven by 25 percent organic growth, slightly offset by unfavorable foreign currency effects and an unfavorable impact due to fewer business days. The organic increase was primarily driven by 46 percent higher sales of energy and related products, as well as increased demand for earthworks products. On a regional basis, sales increased by approximately 40 percent in Asia, 22 percent in the Americas and 13 percent in Europe.

•	Infrastructure segment operating income was $27 million, compared with $12 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Infrastructure operating income was $28 million in the current quarter compared with $14 million in the prior year quarter. Operating income improved primarily due to higher sales volumes, increased capacity utilization and incremental restructuring benefits. Infrastructure adjusted operating margin increased to 14.0 percent from 8.5 percent in the prior year quarter.

•	Corporate operating loss was $5 million, compared with $3 million for the same quarter of the prior year. Operating loss increased primarily due to higher professional fees for the implementation of certain long-term strategic projects.

Outlook
Global economic conditions and worldwide industrial production are expected to continue to improve at a moderating rate. As such, Kennametal has increased its fiscal 2011 organic sales growth guidance to a range of 19 percent to 21 percent from its previous estimate of 14 percent to 17 percent. Foreign currency impacts are now expected to be slightly negative for fiscal 2011.
The Company has also increased its EPS guidance for fiscal 2011 to the range of $2.25 to $2.45 per share from the previous range of $1.85 to $2.15 per share, excluding charges related to restructuring. This represents an 18 percent increase in the midpoint.
Cash flow from operations is expected to be in the range of $240 million to $260 million for fiscal 2011 as compared to the previous range of $220 million to $245 million. Capital expenditures are expected to be approximately $80 million which is unchanged from the previous guidance. The range of free operating cash flow is increased to $160 million to $180 million from $140 million to $165 million.
Share Repurchase Program
Kennametal announced today that its Board of Directors has authorized a share repurchase program of up to 8 million shares of its outstanding common stock over the next five years. The purchases would be made from time to time, on the open market or in private transactions, with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.
Dividend Declared
Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable November 29, 2010 to shareowners of record as of the close of business on November 9, 2010.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
First quarter results for fiscal 2011 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through November 28, 2010.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2011 and our expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; implementation of environmental remediation matters; and successful completion of information systems upgrades, including our enterprise system software. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2010, customers bought approximately $1.9 billion of Kennametal products and services — delivered by our approximately 11,000 talented employees doing business in more than 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands, except share and per share amounts)	2010	2009

Sales	$529,158	$409,395
Cost of goods sold	340,418	291,594

Gross profit	188,740	117,801

Operating expense	125,020	116,162
Restructuring charges	3,260	7,830
Amortization of intangibles	2,948	3,340

Operating income (loss)	57,512	(9,531)

Interest expense	5,963	6,371
Other expense (income), net	1,911	(2,952)

Income (loss) from continuing operations before income taxes	49,638	(12,950)

Provision (benefit) for income taxes	13,682	(5,129)

Income (loss) from continuing operations	35,956	(7,821)
Loss from discontinued operations	—	(1,367)

Net income (loss)	35,956	(9,188)
Less: Net income attributable to noncontrolling interests	1,035	629

Net income (loss) attributable to Kennametal	$34,921	$(9,817)

Amounts Attributable to Kennametal Shareowners:
Income (loss) from continuing operations	$34,921	$(8,450)
Loss from discontinued operations	—	(1,367)

Net income (loss) attributable to Kennametal	$34,921	$(9,817)

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.43	$(0.10)
Discontinued operations	—	(0.02)

	$0.43	$(0.12)

Diluted earnings (loss) per share:
Continuing operations	$0.42	$(0.10)
Discontinued operations	—	(0.02)

	$0.42	$(0.12)

Dividends per share	$0.12	$0.12

Basic weighted average shares outstanding	82,105	79,772

Diluted weighted average shares outstanding	82,689	79,772

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,
(in thousands)	2010	2010

ASSETS
Cash and cash equivalents	$124,249	$118,129
Accounts receivable, net	342,830	326,699
Inventories	418,048	364,268
Other current assets	113,219	106,835

Total current assets	998,346	915,931
Property, plant and equipment, net	677,380	664,535
Goodwill and other intangible assets, net	660,275	644,749
Other assets	44,730	42,608

Total assets	$2,380,731	$2,267,823

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$5,064	$22,993
Accounts payable	129,865	125,360
Other current liabilities	254,469	244,652

Total current liabilities	389,398	393,005
Long-term debt and capital leases	313,755	314,675
Other liabilities	239,962	226,700

Total liabilities	943,115	934,380

KENNAMETAL SHAREOWNERS’ EQUITY	1,417,129	1,315,500
NONCONTROLLING INTERESTS	20,487	17,943

Total liabilities and equity	$2,380,731	$2,267,823

SEGMENT DATA (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2010	2009

Outside Sales(1):
Industrial	$330,658	$248,353
Infrastructure	198,500	161,042

Total outside sales	$529,158	$409,395

Sales By Geographic Region:
United States	$242,436	$186,588
International	286,722	222,807

Total sales by geographic region	$529,158	$409,395

Operating Income (Loss)(1):
Industrial	$36,108	$(17,851)
Infrastructure	26,503	11,648
Corporate (2)	(5,099)	(3,328)

Total operating income (loss)	$57,512	$(9,531)

(1)	Amounts for the three months ended September 30, 2009 have been restated to reflect the change in reportable operating segments

(2)	Represents non-chargeable corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Corporate operating loss, Industrial operating income and margin, Infrastructure operating income and margin, income from continuing operations, net income and diluted earnings per share and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)

				Income from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net
share amounts)	Profit	Expense	Income	Operations(3)	Income(3)	Diluted EPS

2011 Reported Results	$188,740	$125,020	$57,512	$34,921	$34,921	$0.42
2011 Reported Operating Margin			10.9%
Restructuring and related charges	971	(22)	4,253	3,751	3,751	0.05

2011 Adjusted Results	$189,711	$124,998	$61,765	$38,672	$38,672	$0.47

2011 Adjusted Operating Margin			11.7%

	Industrial	Infrastructure
	Operating	Operating
(in thousands, except percents)	Income	Income

2011 Reported Results	$36,108	$26,503
2011 Reported Operating Margin	10.9%	13.4%
Restructuring and related charges	2,913	1,340

2011 Adjusted Results	$39,021	$27,843

2011 Adjusted Operating Margin	11.8%	14.0%

(3)	Represents amounts attributable to Kennametal shareowners

THREE MONTHS ENDED SEPTEMBER 30, 2009 (UNAUDITED)

				Loss from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net	Diluted
share amounts)	Profit	Expense	Loss	Operations(3)	Loss(3)	EPS

2010 Reported Results	$117,801	$116,162	$(9,531)	$(8,450)	$(9,817)	$(0.12)
Restructuring and related charges	456	(263)	8,549	5,260	5,260	0.06
Divestiture related charges	—	—	—	—	1,284	0.02

2010 Adjusted Results	$118,257	$115,899	$(982)	$(3,190)	$(3,273)	$(0.04)

	Industrial	Infrastructure
	Operating	Operating
(in thousands, except percents)	Loss	Income

2010 Reported Results	$(17,851)	$11,648
2010 Reported Operating Margin	(7.2%)	7.2%
Restructuring and related charges	6,531	2,018

2010 Adjusted Results	$(11,320)	$13,666

2010 Adjusted Operating Margin	(4.6%)	8.5%

FREE OPERATING CASH FLOW (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2010	2009

Net cash flow provided by operating activities	$26,428	$17,290
Purchases of property, plant and equipment	(10,062)	(8,915)
Proceeds from disposals of property, plant and equipment	90	987

Free operating cash flow	$16,456	$9,362